Source: Gulf Resources, Inc.
March 17, 2017 16:45 ET

Gulf Resources Reports Fourth Quarter and Fiscal Year 2016 Financial Results

SHOUGUANG, China, March 17, 2017 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq:GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2016.

Fiscal Year 2016 Highlights

•         Revenue was $149,275,002, a decline of 8% compared to the previous year.

•         Gross profit totaled $54,489,331, an increase of 2%

•         Income from operations was $47,723,342, an increase of 6% (or 32% of net revenue).

•         Net income was $36,225,831, an increase of 6%

•         Basic earnings per share were $0.78, an increase of 4% compared to $0.75.

•         Cash totaled $163,884,574 ($3.50 per share*).

•         Net net cash (cash-liabilities) totaled $147,654,419 ($3.16 per share*).

•         Cash flow per share totaled $55,216,598.  ($1.18 per share*.)

•         Free cash flow before the impact of exchange rates was $39,967,832 or $0.85* per share.

•         Working capital was $207,822,294 ($4.44* per share*.)

•         Shareholders' equity reached $349,461,198 or $7.47* per share.

•         The company began test production at its first well in Sichuan Province.

For the fiscal year ending Dec. 31, 201, net sales were $149,275,002, a decline of 8% compared to $162,317,120 in the previous year. Sales of bromine products increased 8% to $56,811,730 compared to $52,385,491. Sales of crude salt declined 14% to $8,985,852 compared to $10,494,939, while sales of chemical products declined 16% to $83,477,420 from $99,436,690.

Gross profit totaled $54,489,331, an increase of 2% compared in $53,281,250 in the previous year. Sales, marketing and other operating expenses were $343,105, a decline of 9% compared to 2015. R&D costs were $261,931, an increase of 13.6% compared to 2015. There were no exploration costs because expenses related to the drilling of natural gas and brine wells in Sichuan Province are now being capitalized.

The write-off of property, plant, and equipment declined to $106,545 from $969,638. However the company also took a loss on the demolition of factory #6 including the value of  property, plant and equipment,and mineral rights of $1,053,445. Taken together, the total write-offs for 2016 were $1,159,990, an increase of 20%. General & Administrative expenses were $5,434,755, a decline of 19% from $6,668,838 in the previous year. Other operating income was $433,792 compared to $453,731.

Income from operations was $47,723,342, an increase of 6% compared to 45,164,710. Other income was $312,696 compared to $275,235. Income before taxes was $48,036,038, an increase of 6% compared to $45,439,945. Taxes were $11,810,207 compared to $11,371,908. After tax earnings were $36,225,831, an increase of 6% compared to $34,068,037.

Basic earnings per share were $0.78, an increase of 4% compared to $0.75. Fully diluted earnings per share were $0.78 compared to $0.74, an increase of 5%.

Mr. Xiaobin Liu, the President and CEO of Gulf Resources stated, “We are pleased to have exceeded our net income guidance slightly for 2016 despite the continuing downturn in the Chinese economy and the financial tightening that has impacted many of our customers.”

2016 Segment Analysis

Bromine

For 2016, net revenues in Bromine were $56,811,730, and increase of 8% compared to $52,385,491 in 2015. The major contributor to the gain was the selling price that increased 20% to $3,799 from $3,162. Several factors impacted the higher selling price. The worldwide supply demand equation continued to be very favorable, as can be seen from the price increases of major international producers. The weaker RMB also contributed to price increases as imports became more expensive. Supply in China continues to be reduced, both because some wells are less productive and because the government is forcing the closure of some facilities for environmental and other reasons. The price of Bromine has continued its upward trajectory. At the beginning of this month, it was $4,142, an increase of 9% over the average price in 2016.

The sales volume of bromine decreased 10% to 14,955 tonnes. The decrease was caused by the slowdown in the Chinese economy and the financial tightening, which has affected our customers’ industries. The cost of revenue per tonne of bromine declined to $2,292 from $2,334, despite the lower utilization of our factories.

With much higher selling prices and lower costs, the profits in our bromine segment increased to $21,224,862, an increase of 96% from $10,854,711 in 2015.

As noted, prices have continued to rise in 2017. In 2016, our capacity utilization was well under 40%. Our orders have been improving. If the Chinese economy does improve, we could have significant upside leverage in our bromine sector. We invested $15.23 million to carry out enhancement projects for our bromine extraction and crude salt production facilities in the third quarter. We expect to spend a similar amount of money in 2017. We believe these enhancement projects will  reduce the leakage rate and attempt to recover the annual production capacity of bromine and crude salt to a higher level in the future.

During 2016, we were forced to close our Factory #6 to accommodate the tourism requirements of the local government. The government paid us approximately the  book value of  property, plant and equipment of our factory. However, the company  took a total loss on the demolition of factory #6 including the value of  property, plant and equipment and mineral rights of $1,053,445.

Crude Salt

Crude salt revenues were $8,985,852, a decrease of 14.4% from $10,494,939 in 2015. The decrease in net revenue from our crude salt segment was due to the decrease in both the sales volume and selling price of crude salt. The sales volume of crude salt decreased by 4%, while the average selling price decreased by 11%. Income from operations in crude salt declined to $9,076 from $1,183,755.

Chemicals Products

Revenues in Chemical Products were $83,477,420, a decrease of 16.0% from $99,436,690 in 2015. By volume in tonnes, chemical products declined 17%. The steepest declines were in oil & gas exploration, paper manufacturing, and pesticides manufacturing additives, each of which declined between 28% and 30%. Pharmaceutical intermediaries and By products declined 6% and 0.2% respectively. This decrease was primarily attributable to the slowdown in the Chinese economy and the financial tightening, which has affected our customers’ industries. Net revenue declined in all segments except by products, which showed a small increase. Net revenue from our oil and gas exploration chemicals contributed $19,914,575. Net revenue from our paper manufacturing additives contributed $3,456,932. Net revenue from our pesticides manufacturing additives contributed $11,194,214. Net revenue from our pharmaceutical intermediates contributed $34,159,589, while net revenue from our by products was $14,752,110.

Income from operations in our Chemical segment equaled $25,473,792, a decline of 23% from $32,997,870 in 2015. Gulf is continuing to finalize the paperwork on the merger between its two chemical subsidiaries.

Cash Flow

Our cash flow remained very strong. Our net income was $36,225,831. Depreciation and amortization, including prepaid land leases was $25,654,496. Accounts receivable increased by $6,167,996. Unrealized translation losses were $1,702,728. All told, net cash provided by operating activities was $55,216,598. This equates to $1.18* per share.

We invested $16,995,862 in property, plant and equipment and received $2,708,417 in compensation from the government. All told, we spent $14,961,379 in investing activities. Our free cash flow before the impact of exchange rates was $39,967,832 or $0.85 *per share. The change in exchange rates cost $9,689,650. Even with the negative exchange rate, our cash increased $30,278,182 ($0.65* per share) to $163,884,574  ($3.50* per share). Mr. Xiao Bin Liu stated, “We are very proud of our ability to generate strong free cash flow while we are continuing to grow our earnings and build new businesses.”

Balance Sheet

As noted, we ended the year with $163,884,574 in cash. Our current assets were $221,767,490 ($4.74* per share). Excluding the change in cash, our current assets were essentially unchanged. Non-current assets declined to $143,923,863 from $165,922,111, reflecting lower investment in PP&E and lower goodwill. Current liabilities were $13,945,196 down from $16,076,437. Working capital was $207,822,294 ($4.44* per share.)

Net net cash (cash minus all liabilities) was $147,654,419. This equals $3.19* per share. Shareholders’ equity increased to $349,461,198 or $7.55* per share.

Mr. Liu commented, “We are extremely pleased to have continued to improve our balance sheet. Our very strong cash position should put us in a position to develop our natural gas and brine resources in Sichuan while continuing to look for further acquisitions in the bromine and chemical industries.”

Fourth Quarter 2016

For the fourth quarter, net revenues were $28,367,163 compared to $35,454,623, a decline of 20%. Despite the continuing downturn in the Chinese economy. The primary reason for the decline was the capital constraints of many of our customers. With tightening bank controls in China, many elected to cut back on their inventories and postpone reorders until the first quarter. The company has seen a good resumption of orders in all segments during the first quarter.

In comparing Q4 2016 with Q4 2015, net revenues in bromine were $9,189,750 compared to $11,318,715, a decline of 19% from $11,318,715. Crude salt revenues were $2,602,757, a small increase from $2,589,665. Chemical revenues were $16,574,656, a decline of 23% from $21,546,243.

In the fourth quarter, bromine sales in tonnes decreased 30% to 2,403. The Management believes that despite the continuing downturn in the Chinese economy, many of its customers faced liquidity constraints from local banks. These liquidity constraints plus the slightly earlier Chinese New Year caused customers to reduce year-end orders. This downtrend was reversed in the first quarter. While the first quarter is not yet complete, the company has seen a good increase in orders for its bromine business.

Despite the decline in sales, the bromine segment had income from operations of $2,121,390, an increase of 11%. In the fourth quarter, sales of crude salt by tonnes increased 9% to 94,038. The crude salt segment earned $172,479 in the quarter.

In the fourth quarter, sales of chemical products declined 23%. The major declines were in oil & gas, paper, and pesticides manufacturing additives, each of which declined 38%. Pharmaceuticals declined by 11%, while By products declined by 1%.  The chemical business earned $4,775,676 in the quarter, a decline of 30%. Since the beginning of the current quarter, the company has seen a strong increase in sales of chemical products. Income from operations was $7,769,702, a decline of 19% from the year earlier period. Net income was $6,046,135, a decline of 17% from the year earlier period. Primary earnings per share were $0.13 vs. $0.16. Fully diluted earnings per share were $0.13 vs. $0.16.

Mr. Liu commented, “Near the end of the quarter, the company saw a substantial slowdown in orders. Management believes that despite the continuing downturn in the Chinese economy, many of its customers faced liquidity constraints from local banks. Because of these constraints, many customers postponed orders. The timing of the Chinese New Year also appears to have had impacted on the quarter. Since the New Year was in January and was earlier than last year, it appears many customers chose to postpone some orders until after the New Year.”

“This downtrend was reversed in the first quarter,” Mr. Liu continued. “Once the New Year was over, we began to see strong increases in orders in all our business segments. While the first quarter is not yet complete, the company is optimistic about the current state of its business.”

Sichuan Natural Gas and Brine Project

Gulf Resources is continuing to make excellent project with its natural gas and brine project in Sichuan Province. The company has begun trial production. It has been training its workers, so that it can receive the needed operational and safe production certificates. It expects to receive the product quality inspection report in the very near future, after which it will secure customers for the natural gas production. Based on everything the company has seen to date, it believes the natural gas and brine opportunity in Sichuan will be extremely profitable. The current plan is for the company to apply for permission to begin exploration and drilling of between 2 and 5 new wells in 2017. The costs of these wells will depend on the geographic underground structure in each of the locations. However, on a conservative basis, Gulf does not expect the average cost of a well to exceed $10 million. In addition, management would like to reiterate that its approval for drilling includes both natural gas and brine resources (bromine and crude salt). Based on earlier tests, it appears that the concentration of brine is many times higher than the concentration of brine in Shandong Province. Given the current strong price of bromine and the actions by the Chinese government to limit production for environmental reasons, the company believes it could have substantial opportunity for the development and production of bromine in Sichuan Province. The company will wait until it has a sufficient number of wells drilled before deciding how it will move ahead to develop these brine resources.

Future Business Plans

Gulf Resources is very optimistic about its future. With tougher environmental requirements, more stringent licensing standards, and tighter financial controls, the company believes that many smaller producers of bromine and related chemicals may be forced to close. In addition, barriers to entry for new participants are getting much higher. This means that pricing should continue to improve and that Gulf should be able to increase its share of the market. It also means that Gulf may be able to make attractive acquisitions in both its bromine and chemical segments at prices that are significantly additive to earnings.

In addition, Gulf is now considering the potential of export related businesses. Exports offer Gulf the opportunity to expand its business. In addition, exports could lead to a diversification of Gulf’s financial and currency base. To date, Gulf has been unable to pay dividends or buy back large amounts of stock because of capital controls in China. If Gulf could succeed in developing export related businesses, it would have much more flexibility, which could enable it to help investors recognize some of the company’s underlying value.

While there is no guarantee that Gulf will be able to develop these export businesses, the company would like to assure investors that this will be a focus in the future.

2017 Guidance

In commenting on 2017, Mr. Liu stated, “We will provide full 2017 guidance when we report the first quarter 2017 results However at the present time, we are optimistic. We believe that both our bromine and chemical segment should show gains over 2016. We are seeing structural changes in our industries because of government regulations and capital constraints that should restrict competition and lead to better pricing. We also expect to begin producing natural gas at our first well in Sichuan in a relatively short period of time.”

“We recognize,” Mr. Liu concluded, “that the Chinese government has put in place constraints that make it difficult to take money out of the country. As such, we are actively exploring strategies that will enable us to take steps to diversify our business in a manner that will enhance shareholder value.“

* All per share calculations have not been audited and have been calculated using the end of the year share count of 46,793,791 as shown on the balance sheet in the 10-K.

Conference Call

Gulf Resources' management will host a conference call on Monday, March 20, 2017 at 8:00 a.m. Eastern Time to discuss its financial results for the fourth quarter & Fiscal Year 2016 ended December 31, 2016.

Mr. Xiaobin Liu, CEO of Gulf Resources, will be hosting the call. The Company's management team will be available for investor questions following the prepared remarks.

To participate in this live conference call, please dial +1 (877) 275-8968 five to ten minutes prior to the scheduled conference call time. International callers should dial +1 (706) 643-1666. The conference participant pass code is 87889379.

The webcasting is also available then, just simply click on the link below: http://www.gulfresourcesinc.com/events.html

A replay of the conference call will be available two hours after the call's completion during 03/20/2017 11:00 ET - 04/19/2017 22:59 ET. To access the replay, call +1 (855) 859-2056. International callers should call +1 (404) 537-3406. The conference ID is 87889379.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through four wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"), Shouguang City Rongyuan Chemical Co, Limited (“ SCRC”) and Daying County Haoyuan Chemical Company Limited (“DCHC”). The company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents. SCRC is a leading manufacturer of materials for human and animal antibiotics in China and other parts of Asia. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars)

	As of December 31,
	2016	2015
Current Assets
Cash	$163,884,574	$133,606,392
Accounts receivable	51,835,218	49,980,358
Inventories, net	5,881,681	7,180,800
Prepayments and deposits	117,338	—
Prepaid land leases	47,255	49,833
Other receivables	1,424	559
Deferred tax assets	—	3,173
Total Current Assets	221,767,490	190,821,115
Non-Current Assets
Property, plant and equipment, net	108,731,126	127,871,323
Property, plant and equipment under capital leases, net	554,257	927,218
Prepaid land leases, net of current portion	4,754,169	5,197,216
Deferred tax assets	2,215,772	2,367,180
Goodwill	27,668,539	29,559,174
Total non-current assets	143,923,863	165,922,111
Total Assets	$365,691,353	$356,743,226

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$8,682,318	$9,929,700
Retention payable	733,869	1,135,956
Capital lease obligation, current portion	187,678	196,778
Taxes payable	4,341,331	4,814,003
Total Current Liabilities	13,945,196	16,076,437
Non-Current Liabilities
Capital lease obligation, net of current portion	2,284,959	2,555,914
Total Liabilities	$16,230,155	$18,632,351

Stockholders’ Equity
PREFERRED STOCK; $0.001 par value; 1,000,000 shares authorized; none outstanding	$—	$—
COMMON STOCK; $0.0005 par value; 80,000,000 shares authorized; 47,052,940 and 46,276,269 shares issued; and 46,793,791 and 46,007,120 shares outstanding as of December 31, 2016 and 2015, respectively	23,525	23,139
Treasury stock; 259,149 and 269,149 shares as of December 31, 2016 and 2015	(577,141)	(599,441)
Additional paid-in capital	94,156,679	94,124,065
Retained earnings unappropriated	248,941,696	215,286,395
Retained earnings appropriated	22,910,966	20,340,436
Accumulated other comprehensive (loss) income	(15,994,527)	8,936,281
Total Stockholders’ Equity	349,461,198	338,110,875
Total Liabilities and Stockholders’ Equity	$365,691,353	$356,743,226

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Expressed in U.S. dollars)

	Years Ended December 31,
	2016	2015
NET REVENUE
Net revenue	$149,275,002	$162,317,120

OPERATING INCOME (EXPENSE)
Cost of net revenue	(94,785,671)	(109,035,870)
Sales, marketing and other operating expenses	(343,105)	(375,365)
Research and development cost	(261,931)	(230,590)
Exploration cost	—	(325,840)
Write-off / Impairment on property, plant and equipment	(106,545)	(969,638)
Loss on demolition of factory	(1,053,445)	—
General and administrative expenses	(5,434,755)	(6,668,838)
Other operating income	433,792	453,731
	(101,551,660)	(117,152,410)

INCOME FROM OPERATIONS	47,723,342	45,164,710

OTHER INCOME (EXPENSE)
Interest expense	(174,921)	(194,036)
Interest income	487,617	469,271
	312,696	275,235
INCOME BEFORE TAXES	48,036,038	45,439,945

INCOME TAXES	(11,810,207)	(11,371,908)

NET INCOME	$36,225,831	$34,068,037

COMPREHENSIVE INCOME (LOSS)
NET INCOME	36,225,831	34,068,037
OTHER COMPREHENSIVE LOSS
- Foreign currency translation adjustments	(24,930,808)	(21,740,602)

COMPREHENSIVE INCOME	$11,295,023	$12,327,435

EARNINGS PER SHARE
BASIC	$0.78	$0.75
DILUTED	$0.78	$0.74

WEIGHTED AVERAGE NUMBER OF SHARES
BASIC	46,279,033	45,167,288
DILUTED	46,625,663	46,109,404

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars)

	Years Ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$36,225,831	$34,068,037
Adjustments to reconcile net income to net cash provided by operating activities:
Interest on capital lease obligation	174,167	193,162
Amortization of prepaid land leases	774,250	774,512
Depreciation and amortization	24,880,246	29,095,648
Allowance for obsolete and slow-moving inventories	(12,691)	9,236
Write-off / Impairment loss on property, plant and equipment	106,545	969,638
Loss on demolition of factory	1,053,445	—
Unrealized translation difference	(1,702,728)	(1,575,397)
Deferred tax asset	3,013	(83,856)
Stock-based compensation expense-options	40,300	374,600
Treasury stock issued for services	15,000	—
Changes in assets and liabilities, net of effects of acquisition:
Accounts receivable	(6,167,996)	7,387,941
Other receivables	(877)	37,713
Inventories	901,528	(592,841)
Prepayment and deposits	(128,384)	92,400
Accounts payable and accrued expenses	(503,015)	(1,847,462)
Retention payable	(365,150)	841,225
Taxes payable	(76,886)	656,654
Net cash provided by operating activities	55,216,598	70,401,210

CASH FLOWS FROM INVESTING ACTIVITIES
Additions of prepaid land leases	(673,934)	(683,129)
Compensation received from government on property disposition	2,708,417	—
Purchase of property, plant and equipment	(16,995,862)	(22,858,625)
Consideration paid for business acquisition	—	(66,305,606)
Cash acquired from acquisition	—	14,074,720
Net cash used in investing activities	(14,961,379)	(75,772,640)

CASH FLOWS FROM FINANCING ACTIVITIES
Repurchase of common stock	—	(37,713)
Repayment of capital lease obligation	(287,387)	(306,683)
Net cash used in financing activities	(287,387)	(344,396)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(9,689,650)	(7,263,383)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	30,278,182	(12,979,209)
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	133,606,392	146,585,601
CASH AND CASH EQUIVALENTS - END OF YEAR	$163,884,574	$133,606,392

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(Expressed in U.S. dollars)

	Years Ended December 31,
	2016	2015
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Income taxes	$12,140,763	$10,747,472
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Par value of common stock issued upon cashless exercise of options	$386	$49
Fair value of common stock issued for acquisition of business	$—	$13,373,140
Transfer from construction in progress to property, plant and equipment	$57,596	—

CONTACT:

Gulf Resources, Inc.

Web: http://www.gulfresourcesinc.com

Director of Investor Relations

Helen Xu (Haiyan Xu)

beishengrong@vip.163.com